EXHIBIT 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Kelly R. Baker, Treasurer
Elmira, N.Y. 14902	(607) 378-4302

Hardinge Follow-On Stock Offering Raises $55.9 Million

ELMIRA, N.Y., April 25 - Hardinge Inc. (Nasdaq:HDNG), a leading global provider of advanced material-cutting solutions, today announced that it had closed its public offering of 2,553,000 shares of its common stock, including the 333,000 over-allotment option exercised in full by the underwriters, with net proceeds of approximately $55.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.  Hardinge will use the net proceeds to repay indebtedness under its U.S. overdraft and revolving line of credit facilities and the balance for general corporate purposes.

The offering was underwritten by Jefferies & Company, Inc. acting as the book-running manager and J.P. Morgan Securities Inc. acting as co-manager.

“We are very pleased with the successful completion of our follow-on offering and the financial flexibility it provides Hardinge to pursue additional global growth initiatives,” said J. Patrick Ervin, Chairman, President and Chief Executive Officer. “Our company is strongly positioned in the machine-tool industry with global production and sales capabilities, as well as a diverse array of end-user markets and customers in multiple industries.  The completion of this transaction will enable Hardinge to fund new strategic investments and acquisition opportunities.”

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.  The offering is made under the company’s existing shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.  Any offer of the shares will be made exclusively by means of a prospectus, including a prospectus supplement forming a part of the effective registration statement.  When available, a final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Jefferies & Company, Inc. at 520 Madison Avenue, New York, N.Y. 10022.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines. The company’s products are distributed to most of the industrialized markets around the world and in 2006 more than 60% of sales were from outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The company has manufacturing operations in the United States, Switzerland, Taiwan and China.

Hardinge’s common stock trades on NASDAQ under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “ should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward- looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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